Exhibit 99

Yadkin Valley Financial Corporation Declares Second Quarter Dividend

Elkin, NC—June 30, 2009—Yadkin Valley Financial Corporation (NASDAQ: YAVY) today announced a regular quarterly cash dividend of $0.06 per share for the second quarter of 2009, unchanged from the first quarter dividend. The dividend is payable on July 31, 2009 to shareholders of record on July 13, 2009, and represents a yield of 3.41% based on Yadkin Valley’s closing price of $7.03 as of June 29, 2009.  This dividend is the 86th consecutive quarterly cash dividend paid by the Company.

About Yadkin Valley Financial Corporation

Yadkin Valley Financial Corporation is the holding company for Yadkin Valley Bank and Trust Company, a full service community bank providing services in 43 branches throughout its five regions in the Carolinas. The Yadkin Valley Bank region serves the North Carolina counties of Ashe, Forsyth, Surry, Wilkes, and Yadkin Counties, and operates a loan production office in Wilmington, NC. The Piedmont Bank region serves Iredell and Mecklenburg Counties in North Carolina. The High Country Bank region serves Avery and Watauga Counties in North Carolina. The Cardinal State Bank region serves Durham, Orange, and Granville Counties in North Carolina. The American Community Bank region serves Union and Mecklenburg Counties in North Carolina and Cherokee and York Counties in South Carolina.  The Bank provides mortgage lending services through its subsidiary, Sidus Financial, LLC, headquartered in Greenville, North Carolina. Securities brokerage services are provided by Main Street Investment Services, Inc., a Bank subsidiary with four offices located in the branch network.

This news release contains forward-looking statements. Such statements are subject to certain factors that may cause the Company’s results to vary from those expected. These factors include changing economic and financial market conditions, competition, ability to execute our business plan, items already mentioned in this press release, and other factors described in our filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s judgment only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events and circumstances that arise after the date hereof. The Company is subject to the risks and uncertainties described in its filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2008 and Quarterly Report on Form 10Q for March 31, 2009. You should read those factors as being applicable to all related forward-looking statements wherever they appear in this press release. We do not assume any obligation to update any forward-looking statements.

For additional information contact:

William A. Long

President and Chief Executive Officer

Edwin E. Laws

Chief Financial Officer

(336) 526-6312